Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

January 14, 2022

PHX Minerals Inc.

Valliance Bank Tower

1601 NW Expressway, Suite 1100

Oklahoma City, OK 73118

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (the “Registration Statement”) of PHX Minerals Inc. (“PHX”) to be filed with the United States Securities and Exchange Commission on or about January 14, 2022, and any amendments and any prospectus supplement filed with respect thereto, of our report of third party dated October 1, 2021, with respect to estimates of reserves and future net revenue, as of September 30, 2021, of PHX, and to all references to DeGolyer and MacNaughton in the Registration Statement, including under the heading “Experts.”

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON	Texas Registered Engineering Firm F-716